Exhibit 99.1
Neustar to Acquire Caller Authentication Assets of TNS
Transaction Expected to be Accretive at Closing
STERLING, VA, September 9, 2015 - Neustar, Inc. (NYSE:NSR), a trusted, neutral provider of real-time information services, today announced that it has entered into a definitive agreement to acquire caller authentication assets from Transaction Network Services (TNS), an affiliate of Siris Capital Group, for approximately $220 million in cash. The purchase price is effectively reduced to approximately $173 million after taking into account tax benefits resulting from the transaction.
This acquisition will allow Neustar to compete in the broad market for call authentication in mobile, broadband and wireless services with offerings that include subscriber data storage, database management, caller identification and verification services. The Company estimates that the acquired assets will generate approximately $60 million in revenue in 2016.
“With this acquisition, Neustar will be able to compete in the large and growing market for caller authentication and verification across calling platforms, both traditional and emerging,” said Lisa Hook, Neustar’s President and Chief Executive Officer.  “The fundamental shift to mobile has forever changed how businesses and consumers engage, resulting in a need for creative solutions that enhance engagement in a way that must be neutral, trusted, and platform-agnostic.  This acquisition expands our reach and accelerates our capability to deliver increased value to service providers, businesses, and consumers across the full spectrum of communication platforms.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “TNS’s caller authentication assets improve our ability to serve our clients by providing broader coverage. These assets generate strong profits, which are consistent with our long-term margin expectations. In addition, this asset purchase will generate estimated tax benefits of approximately $47 million, significantly improving the valuation profile of the deal.”
Neustar expects to fund the acquisition with cash on hand. The transaction is expected to close in the fourth quarter of 2015, pending Hart-Scott-Rodino approval.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.
About Transaction Network Services
Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions. TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 60 countries across the Americas, Europe and the Asia Pacific region, with reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.
Transaction Network Services is a portfolio company of funds managed by Siris Capital Group.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Neustar’s acquisition of certain caller authentication assets of TNS including, without limitation, the benefits of the transaction and any other statements regarding future expectations, beliefs, goals or business prospects, constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include, without limitation, whether or not the transaction will close and the timeline to closing; the views of key customers, suppliers, and other industry participants regarding the transaction; the ability to realize the benefits of the transaction at the expected times or at all; the ability of the acquired business to retain existing customers, business relationships and key employees; and the impact of the transactions on the company’s existing businesses, customers, relationships, and key employees. More information about potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent periodic reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.
Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Lara Wyss (415) 659-6154 PR@neustar.biz